Exhibit 10.52
___________

Date: September 13, 2024
Name: Tracy Layney
General Release Agreement
This document sets forth the agreement between you and Levi Strauss & Co. (“LS&Co.” or the “Company”) regarding severance pay and benefits and your release of certain claims.
1.Separation Date. Your employment with LS&Co. will terminate on February 2, 2025 (the “Separation Date”). Your last day worked (last day in the office) will be October 11, 2024. From October 11, 2024 to February 2, 2025 you will be available for consultation as needed with LS&Co.
2.Severance Pay. In consideration of this General Release Agreement and pursuant to the Levi Strauss & Co. Senior Executive Severance Plan (the “Plan”), you will receive $975,000 in total severance (“Severance Pay”), which equals 78 weeks of compensation (as defined by the Plan). This is conditioned upon you remaining employed by LS&Co. through the Separation Date. All payments to you will be subject to withholding for all taxes required by law and to those deductions you have already authorized in writing. Additional information regarding Severance Pay and the Severance Benefits described below is contained in the Plan, as amended and restated effective January 1, 2024. The Plan governs all matters with respect to severance, separation pay and separation benefits for executives in the Company whose employment is involuntarily terminated on or after January 1, 2024.
3.Severance Benefits. As consideration for this General Release Agreement, LS&Co. will provide the Severance Benefits described in this Section 3.
a.Group Health Benefits. Except for COBRA continuation, your group health benefits end at the end of the month of your Separation Date. Whether or not you sign this General Release Agreement, you may be eligible to continue receiving group health benefits pursuant to the federal COBRA law. The details of COBRA continuation are provided with your exit package.
Provided you sign and do not timely revoke this General Release Agreement, if you are eligible for and properly elect continued group medical coverage through COBRA, then LS&Co. will subsidize the cost of medical coverage under COBRA for the earlier of (i) the period of time in which you receive Severance Pay under Section 2 above or (ii) eighteen (18) months (the “Severance Pay Period”). The subsidy will reduce the COBRA coverage cost so that you will pay an amount equivalent to the contribution required for active employees, plus a 2% administrative fee. When the applicable number of subsidy weeks has ended, you must pay the full cost of medical coverage plus a 2% administrative fee to continue coverage for the remaining COBRA period. The LS&Co. subsidy will cease upon your accepting other employment
306204269v.2

Exhibit 10.52
___________
and becoming eligible for group medical benefits through another employer, whether or not you elect to participate in such plan. There is no COBRA subsidy for dental or vision benefits.
b.Retiree Medical Benefits. To the extent you are eligible for the Company’s retiree health benefits program, if you retire and become covered by the Company’s retiree health benefits program, the Company will pay the full cost for the retiree medical coverage during the Severance Pay Period, reduced by the period during which you received subsidized COBRA coverage.
c.Outplacement Benefits. You will be able to participate in any outplacement counseling and job search benefits made available by the Company at your Separation Date for a period of time that will end no later than December 31st of the second year following your Separation Date.
d.Equity Awards. If (i) you have been granted a Stock Appreciation Right or Restricted Stock Unit award from the Company, (ii) such Stock Appreciation Right or Restricted Stock Unit award is subject to time-based vesting, and (iii) your Separation Date is at least twelve (12) months after the date of grant of such Stock Appreciation Right or Restricted Stock Unit award, the Stock Appreciation Right or Restricted Stock Unit award shall continue to vest for the duration of your Severance Pay Period. The post-termination exercise period of any Stock Appreciation Rights that continue to vest as described above shall run from the end of the Severance Pay Period instead of from your Separation Date.
If you (i) have been granted a Performance Award from the Company on or after January 1, 2018 and (ii) your Separation Date is at least twelve (12) months after the date of grant of such Performance Award, the Performance Award shall continue to vest for the duration of your Severance Pay Period, and such Performance Award shall be pro-rated based on (A) the number of days from the beginning of the Performance Period to your Separation Date, divided by (B) the number of total days in the Performance Period.
Any other equity awards previously granted to you will be governed solely by the applicable plan or the applicable award agreement.
e.Prorated Annual Bonus. You will be entitled to a prorated annual bonus through your Separation Date for the fiscal year in which your Separation Date occurs, based on actual Company financial results and 100% of your individual component. Such bonus will be paid no later than the 15th day of the third month following the later of (i) the last day of the Company’s fiscal year in which the Separation Date occurs or (ii) the last day of the calendar year in which the Separation Date occurs.

306204269v.2

Exhibit 10.52
___________
f.Qualifying for Retirement and Duplication of Benefits. If you qualify for retirement under one of the Company’s benefit plans or programs and the benefit provided under that benefit plan or program provides a category of benefit equivalent to or duplicative with the benefit described in paragraphs (a), (b), (c), (d) or (e) in this Section 3, you will receive either (i) the benefit provided under that benefit plan or program or (ii) the benefit described in this Section 3, whichever provides more generous payment or benefit amounts, terms or conditions. In no event will you receive both a benefit provided under a benefit plan or program and the equivalent or duplicative category of benefit described in paragraphs (a), (b), (c), (d) or (e) of this Section 3; provided, however, that such prohibition shall not operate to accelerate or defer the payment of any deferred compensation subject to Code Section 409A. The terms of the Plan will not affect your eligibility for retirement under one of the Company’s other benefit plans or programs.
g.Supplemental Severance Benefits. You may be entitled to supplemental severance benefits in addition to the severance benefits provided under the Plan. If you are entitled to supplemental severance benefits, those benefits will be set forth in an attachment titled “Severance Benefit Enhancements,” which is incorporated by reference and made a part of this General Release Agreement.
4.General Release and Waiver of Claims.
a.In consideration of the Severance Pay and Severance Benefits, to be provided pursuant to the Plan, you agree to release and forever discharge the Company, its subsidiaries and affiliates, and each of its and their parent organizations, predecessors, successors and assigns, and all of its and their past and present officers, directors, employees, agents, attorneys, associates, insurers and employee benefit plans (hereinafter collectively “Company Releasees”) from any and all claims, demands, liabilities, damages or causes of action arising out of facts or occurrences before the date you sign this General Release Agreement, whether known or unknown to you, including claims arising out of your employment with the Company or any of its wholly-owned U.S. subsidiaries and your separation from employment (hereinafter collectively “Claims”).
b.You understand that by releasing the Company Releasees from each and every Claim, you are giving up rights to bring all Claims against any Company Releasee based on any action, decision or event occurring before the date you sign this General Release Agreement. This release covers all Claims against the Company Releasees, including but not limited to those arising under tort, contract and local, state or federal statute, including but not limited to, Title VII of the Civil Rights Act of 1964, as amended; the Equal Pay Act, as amended; Section 1981 of the Civil Rights of 1864, as amended; the Age Discrimination in Employment Act, as amended (the “ADEA”); the Employee Retirement Income Security Act, as amended; the Family and Medical Leave Act of 1993; the Fair Labor
306204269v.2

Exhibit 10.52
___________
Standards Act, as amended; the American’s with Disabilities Act, as amended; the Worker Adjustment and Retraining Notification Act; whistleblower protection statutes; and any other federal, state, tribal or local law, statute, regulation or ordinance concerning employment, including termination of employment, including but not limited to laws prohibiting discrimination based on age, race, creed, color, religion, national origin, sex, disability, HIV/AIDS status, genetic information, marital status, sexual orientation, gender identity, military service or veteran status or any other protected classification; and claims for monetary damages, attorney’s fees, litigation costs or other monetary relief. However, nothing in this General Release Agreement limits your right to receive money from the Securities Exchange Commission as a reward for providing information to that agency.
c.State Release Exclusions and Requirements. Please see the “State Law Exhibit for State Release Provisions” below for additional release provisions that will apply to you if you reside in or last worked for the Company in one of the states listed on the State Law Exhibit. The State Law Exhibit is part of this General Release Agreement.
5.General Release Exclusions. You understand that, notwithstanding Section 4 above, nothing in this General Release Agreement is intended to unlawfully waive or interfere with any of your rights under any laws or to prevent, impede, or interfere with your ability right to: (a) provide truthful testimony if under subpoena to do so, (b) file a charge with, testify before, or provide information to any federal, state or local administrative agency (such as the U.S. Equal Employment Opportunity Commission) or cooperate in an agency investigation (except that you acknowledge that you cannot recover money in connection with any such charge or investigation), (c) challenge the validity of this release under the ADEA, (d) seek to enforce this General Release Agreement or (e) pursue any rights or claims that may arise after the date you sign this General Release Agreement.
Further excluded from this release are any claims or rights you may have:
(a)for unemployment benefits under applicable law;
(b)for workers’ compensation insurance benefits;
(c)to continue participation in certain of the Company’s group health benefit plans pursuant to COBRA, if applicable, and/or any applicable state law counterpart to COBRA; and
(d)to any benefit entitlements vested as of your Separation Date, pursuant to written terms of any applicable employee benefit plan sponsored by the Company.
Nor does this General Release Agreement waive any other claims or rights that cannot be waived as a matter of applicable law.

306204269v.2

Exhibit 10.52
___________

6.Confidential Information. You hereby acknowledge that you are bound by all confidentiality agreements that you entered into with the Company or any and all past and current parent, subsidiary, related, acquired and affiliated companies, predecessors and successors thereto (which agreements are incorporated herein by this reference), that as a result of your employment you have had access to the Confidential Information (as defined in such agreement(s)), that you will hold all such Confidential Information in strictest confidence and that you may not make any use of such Confidential Information on behalf of yourself or any third party. By signing this General Release Agreement, you further confirm that you have delivered to the Company all documents and data of any nature containing or pertaining to such Confidential Information and that you have not taken with you any such documents or data or any reproduction thereof. Consistent with the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under federal or state trade secret law for disclosing a Company trade secret:
(a) in confidence either directly or indirectly to an attorney, or any federal, State, or local government official, for the sole purpose of reporting or investigating a suspected violation of law; (b) in a complaint or other document filed under seal in either a lawsuit or other proceeding; or (c) to your attorney(s) or in a lawsuit filed by you alleging retaliation by the Company for reporting a suspected violation of the law (should you decide not to sign this General Release Agreement and thereby release all claims for retaliation), so long as any document containing trade secrets is filed under seal and you do not otherwise disclose the trade secrets except pursuant to court order.
7.Breach. You agree that your Severance Payments will cease if you breach any enforceable restrictive covenant agreement you have signed with the Company, or any of the Company’s affiliates or subsidiaries, including any duty to protect confidential information.
8.Non-Disparagement. You promise that you will not at any time, directly or indirectly, make or publish any statements or comments, either verbally or in writing, that injure the reputation or goodwill of any Company Releasee. Your promise in these regards includes but is not limited to internet communications, statements or comments to the media, to current or former Company employees, or other third parties, as well as postings on social media such as Facebook, Twitter, Instagram and the like. This promise is subject to and without waiving your rights specified in Sections 4(c) and 5 above. Michelle Gass, Harmit Singh, David Jedrzejek and Kelly McGinnis in their capacities with the Company, promise not to do or say anything, verbally or in writing, directly or indirectly, that disparages, reflects negatively on or otherwise detrimentally and/or adversely affects you.
9.Re-Employment. If you are receiving Severance Pay and Severance Benefits and you are re-employed by LS&Co., you will become ineligible for the Plan and
306204269v.2

Exhibit 10.52
___________
any remaining Severance Pay and Severance Benefits will cease as of your reemployment date.
10.Non-Admission of Liability. This General Release Agreement is not an admission by the Company or any other Company Releasee that the Company or any other Company Releasee has acted wrongfully with respect to you or any other person. The Company and other Company Releasees specifically deny any liability for wrongful acts against you or any other person.
11.Return of Employer Property. You affirm that you have returned to LS&Co. all documents, notes, reports, plans, keys, computers, office equipment, security cards and/or identification cards, charge cards, customer lists, computer or other files, employee directories, product information and other documents, copies of documents and property which were created, developed, generated or received by you during your employment or which are Company property, whether or not such items are confidential to LS&Co., unless the return of a particular item has been expressly excepted by the Company in writing.
12.Further Cooperation. You agree to cooperate with LS&Co. in connection with any pending or future investigation or litigation in which LS&Co. or other Company Releasees believe you are an individual with relevant knowledge, subject to and without waiving your rights specified in Sections 4(c) and 5 above.
13.Confidentiality of Agreement. You agree to keep confidential this General Release Agreement and will not reveal its contents to anyone except your attorney, your spouse/partner or your accountant, or as required by law or legal process. This promise is subject to and without waiving your rights specified in Sections 4(c) and 5 above.
14.Time to Consider. You may take until the later of the following periods to review and consider this General Release Agreement: (i) 21 calendar days after you receive this letter, or (ii) the Separation Date. If your Separation Date is more than 21 calendar days after you receive this General Release Agreement, please sign the Agreement on your Separation Date, and return it no later than (3) business days from your Separation Date; this General Release Agreement must be signed on or before your time to consider ends on Date.
Please send the executed signature page of your General Release Agreement to:
LS&Co. AskHR
P.O. Box 2079
Fort Lee, NJ 07024-2079
Please also scan and email a copy of the executed signature page to mbxdeparturedocuments@levi.com.
If you have not signed and returned the executed signature page of this General Release Agreement within the specified time period, the offer reflected in this
306204269v.2

Exhibit 10.52
___________
General Release Agreement will expire. Once you have accepted the terms of this General Release Agreement, you will have an additional 7 calendar days in which to revoke your acceptance (15 calendar days if you work or live in Minnesota). To revoke, you must send a written statement of revocation to the Executive Vice President & General Counsel, P.O. Box 7215, San Francisco, CA 94120-6916. If you timely revoke, you will receive no benefits under this General Release Agreement. If you do not revoke this General Release Agreement, the General Release Agreement shall become effective on the date immediately following the applicable revocation period (the “Effective Date”).
In accordance with the ADEA, you acknowledge that: (1) you are hereby advised in writing to consult with an attorney before signing this General Release Agreement; (2) as consideration for signing this General Release Agreement, you have received benefits and compensation to which you would otherwise not be entitled; and (3) if you sign the General Release Agreement before 21 calendar days, you do so voluntarily.
15.Effect of Failure to Sign. You acknowledge that if you (i) do not sign this General Release Agreement, or (ii) do sign the General Release Agreement but thereafter timely revoke, your employment will still be terminated as of your Separation Date and you will not be eligible to receive any Severance Pay and Severance Benefits.
16.Additional Understandings and Acknowledgements. You further acknowledge and agree:
a.You have entered into this General Release Agreement knowingly and voluntarily, having given the matter full and careful consideration;
b.The Severance Pay and Severance Benefits provided to you under this General Release Agreement are in addition to those you are entitled to receive apart from this General Release Agreement; and
c.You have received all pay to which you are entitled, including overtime, if any, as of the end of the last payroll period for which you have received pay as of the date you sign this General Release Agreement.
18.Severability. The provisions of this General Release Agreement are severable, and if any provision is found to be unenforceable, the other provisions will remain fully valid and enforceable.
19.Governing Law. This General Release Agreement will be construed under federal law and, where applicable, the laws of the state in which you reside on your Separation Date, without reference to its conflicts of choice of law rules.
20.Entire Agreement. This General Release Agreement and the Plan are an integrated document.
PLEASE READ CAREFULLY. THIS GENERAL RELEASE AGREEMENT INCLUDES A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN
306204269v.2

Exhibit 10.52
___________
CLAIMS. I AM ENTERING INTO THIS GENERAL RELEASE AGREEMENT VOLUNTARILY, HAVING BEEN ADVISED OF MY RIGHT TO CONSULT AN ATTORNEY BEFORE SIGNING THIS GENERAL RELEASE AGREEMENT. I AM NOT RELYING ON ANY REPRESENTATION OR UNDERSTANDING NOT STATED IN THIS GENERAL RELEASE AGREEMENT.

Agreed

/s/ Tracy Layney                October 7, 2024
Tracy Layney    (Date) (By October 7, 2024)

Tracy Layney    (Date) (By February 2, 2025)

306204269v.2

Exhibit 10.52
___________
SEVERANCE BENEFIT ENHANCEMENTS
Pursuant to Paragraph 3(g) of the General Release Agreement, you are entitled to the additional supplemental severance benefits in addition to the benefits provided under the Plan. These enhancements are incorporated by reference into the General Release Agreement.

Executive Physical Program. You will remain eligible for the Company-paid Executive Physical Program through the end of the calendar year of your termination date, which will be the end of 2025.

AYCO Support. You will remain eligible for the Company-paid AYCO support for financial benefits planning through the end of the calendar year of your termination date, which will be the end of 2025.

Technology Devices. You will be able to retain your Company-issued cell phone, laptop and ipad. You will be expected to wipe all Company property from the technology devices before retaining them for your personal use.

Except as specified herein, you will not be eligible for any additional severance enhancements.
306204269v.2

Exhibit 10.52
___________
STATE LAW EXHIBIT FOR STATE LAW RELEASE PROVISIONS
If you reside or last worked for the Company in any of the following states, the applicable state provisions below are part of this General Release Agreement:

State	Release Provision
Alabama
In the event you exercise any rights in this Agreement’s “General Release Exclusions” section in a state proceeding in Alabama, you must notify the Company prior to disclosing to third parties information protected under the Alabama Non-Disparagement Obligations Act.

California
You expressly waive the protection of Section 1542 of the California Civil Code, which states that: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY”.

You understand that, notwithstanding Section 4 of this General Release Agreement, nothing in this General Release Agreement is intended to prevent, impede, or interfere with your ability or right to testify in court under subpoena or court order regarding sexual harassment or criminal conduct by the Company or its agents or employees, or before a state legislature in those regards if your testimony is requested in writing by the legislature.

Nothing in this Agreement’s Non-Disparagement section or anything else in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

Colorado
Nothing in this Agreement or Company policy limits your rights to make truthful disclosures regarding (i) workplace health and safety practices or hazards related to a public health emergency, or (ii) alleged discriminatory or unfair employment practices or the underlying facts thereof.

306204269v.2

Exhibit 10.52
___________

Such disclosures by you shall not constitute disparagement or otherwise violate any term of this Agreement.
Despite Section 13, Confidentiality of Agreement, nothing in that section or anything else in this Agreement prevents you from disclosing, without first notifying the Company, the fact or terms of this Agreement to your immediate family members, religious advisors, medical or mental health providers, mental or behavioral health therapeutic support groups, spouse, legal counsel, financial advisors or tax preparers.

Hawaii
Nothing in this Agreement prevents you from dismissing or disclosing sexual harassment or sexual assault in the workplace, at work-related events, between employees, or between the company and any employee.

Illinois
You understand that, notwithstanding Section 8 of this General Release Agreement (Non-Disparagement) nothing in this General Release Agreement prevents you from making truthful statements or disclosures regarding allegedly unlawful employment practices.

Maine
Nothing in this Agreement limits your rights or ability to: (1) report and/or discuss alleged discrimination, harassment, or unlawful retaliation occurring in the workplace or at work related events; or (2) report conduct to a law enforcement agency.

Massachusetts	You waive all claims and rights under the Massachusetts Payment of Wages Law and the Massachusetts Fair Employment Practices Act.
Montana, North Dakota, South Dakota
You give up all rights and benefits under the laws of these states that otherwise limit the release of unknown claims, specifically Montana Code Annotated Section 28-1-1602, North Dakota Century Code Section 9-13-02, and South Dakota Codified Laws Section 20-7-11. Like California Section 1542, these laws provide that a general release does not extend to claims the releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the released party.

306204269v.2

Exhibit 10.52
___________

New Jersey	You specifically waive all claims under the New Jersey Conscientious Employee Protection Act.
New York	Nothing in any part of this Agreement limits your right to file or disclose any facts necessary to receive Medicaid, or other public benefits to which you are entitled.
Oregon	Nothing in this Agreement’s Non-Disparagement section or anything else in this Agreement limits your rights to disclose conduct that constitutes employment discrimination, including sexual assault.
Washington
Nothing in this Agreement’s Non-Disparagement section or anything else in this Agreement prevents you from discussing or disclosing illegal harassment, illegal discrimination, illegal retaliation, wage and hour violations, sexual assault, or any violation of a clear mandate of work- related public policy.

West Virginia	You waive all claims and rights under the West Virginia Human Rights Act. The toll free telephone number for the West Virginia Bar Association is 1-866-989-8227.
306204269v.2